Exhibit 99.1

Seritage Growth Properties Announces Fourth Quarter 2017 Dividend

New York, NY – October 24, 2017 – Seritage Growth Properties (NYSE: SRG) announced today that its Board of Trustees declared a cash dividend of $0.25 per Class A and Class C common share for the fourth quarter of 2017.  The dividend will be paid on January 11, 2018 to Class A and Class C shareholders of record on December 29, 2017.

About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 230 wholly-owned properties and 28 joint venture properties totaling over 40 million square feet of space across 49 states and Puerto Rico.  The Company was formed and listed on the New York Stock Exchange (NYSE: SRG) in July 2015 in conjunction with the acquisition of a portfolio of real estate from Sears Holdings.   Our mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and that generate long-term value for our shareholders.  The Company is headquartered in New York, NY.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com